EXHIBIT 99.1

ElkCorp Announces Financial Results for the First Fiscal Quarter Ended
                          September 30, 2004

    DALLAS--(BUSINESS WIRE)--Oct. 14, 2004--ElkCorp (NYSE:ELK) announced today financial results for the first fiscal quarter, ended September 30, 2004. Earnings from continuing operations for the first quarter were $7.3 million, or $0.37 per diluted share, which exceeds the company's revised guidance of $0.31 to $0.32 per diluted share. Consolidated net income for the first quarter was $6.8 million, or $0.34 per diluted share. The company anticipates earnings from continuing operations for the second fiscal quarter to be in the range of $0.44 to $0.46 per diluted share and in the range of $2.00 to $2.05 per diluted share for fiscal 2005.

    First Quarter Overview

    ElkCorp Consolidated

    -- Consolidated net income from continuing operations was $7.3 million, or $0.37 per diluted share, compared to $10.1 million, or $0.51 per diluted share for the first quarter of fiscal 2004.

    -- Consolidated net income, including discontinued operations, was $6.8 million, or $0.34 per diluted share, compared to $9.1 million or $0.46 per diluted share reported for the same period in the prior fiscal year.

    -- Consolidated revenue was $163.4 million, compared to the $159.7 million in the first quarter of fiscal 2004.

    -- Shingle unit volume declined due in part to weaker than anticipated sales in areas that were affected by storms in the same quarter of the previous fiscal year.

    -- Pricing was up 2.3% over the prior year; however, it did not increase as much as previously anticipated for the quarter due to continued competitive pricing pressure, particularly in these storm affected areas.

    -- Expenses increased for the quarter, primarily due to the start-up of the new Tuscaloosa and composite lumber facilities.

    -- Interest expense also increased from the prior year due to an increase in net debt as well as the fact the company is no longer capitalizing interest associated with the new
        Tuscaloosa facility.

    Building Products Segment

    -- Revenue for the quarter in the building products segment was $160.6 million, compared to the $157.4 million reported in the first quarter of fiscal 2004, primarily due to higher nonwoven fabric and composite lumber volumes. Lower roofing sales volumes were offset by the increase in pricing.

    -- Operating profits were $18.0 million for the first quarter compared to the $21.9 million reported in the first quarter of fiscal 2004. Higher freight and raw material costs, higher expenses and lower sales volume were partially offset by increased pricing.

    -- The new Tuscaloosa facility is performing significantly better than original expectations and achieved break-even levels in the September quarter.

    -- Production in our nonwoven mat line is running at its normal levels following a production interruption in the quarter due to substandard third-party raw materials which resulted in an equipment malfunction.

    -- The composite lumber business recorded improved results over the first quarter of fiscal 2004; however, it experienced a loss for the quarter due to recycling of old inventory that was not consistent with the current formula.

    Other, Technologies Segment

    -- Combined revenue for the quarter was $2.8 million, compared to the $2.4 million reported in the first quarter of fiscal 2004.

    -- Operating loss for the first quarter was $0.5 million compared to a loss of $0.6 million in the same quarter in the prior year. These results were lower than anticipated for the quarter due to a delayed license fee in the Ortloff subsidiary.

    -- The delayed license agreement for Ortloff was signed following the close of the quarter and the revenue is expected to be recognized in the December quarter.

    -- Plans to sell both Chromium and Ortloff are proceeding well. While the company is actively seeking potential buyers, both businesses are expected to have strong earnings for the fiscal year, enabling ElkCorp to be selective in the buyers for each of these businesses.

    -- Storehouse Furniture, a furniture chain with stores in 15 states, now offers VersaShield(R) at their stores and features VersaShield fire barrier on all of the mattresses and bed spring sets in their current nationally distributed catalog.

    Discontinued Operations

    -- The company has preliminarily accepted an offer for the sale of Cybershield's former Canton, Ga. facility, which resulted in an additional impairment of $0.4 million, net of tax, in the September quarter.

    Financial Condition

    At September 30, 2004, long-term debt of $155.0 million included $5.0 million in valuation adjustments required by hedge accounting to match the combined $5.0 million fair market value of two interest rate hedges recorded in other assets. The contractual principal amount of ElkCorp's long-term debt was $150.0 million. Liquidity consisted of $0.3 million of cash and $116.6 million of borrowing availability under a $125 million committed revolving credit facility due November 30, 2008. Net debt (contractual principal debt minus cash) was $ 149.7 million, and the net debt to capital ratio was 40.3%. The company has executed an agreement to issue an additional $50.0 million in senior notes scheduled to be closed, subject to the company's satisfaction of certain conditions, on November 15, 2004. These new notes mature in November 2014 and carry a coupon rate of 6.28%. The proceeds will be used to provide funds for growth and expansion initiatives, including possible acquisitions to extend our premium building products line of business.

    Business Outlook

    "We anticipated the first quarter would be challenging due to starting-up our new facilities in the composite lumber and roofing businesses and lower sales in regions affected by storms in the first fiscal quarter of 2004. However, sales in these areas declined more than we had originally forecast in addition to continued competitive pricing pressure that made the quarter more difficult than we had anticipated, " said Thomas Karol, chairman and chief executive officer of ElkCorp. "Additionally, the four hurricanes that affected the Southeast and much of the East Coast negatively impacted our earnings for the quarter through delays in the shipments of product to these areas and the slowdown in production in both our Tuscaloosa and Myerstown facilities. We have already begun to see increased orders in the hurricane affected areas and believe that the demand generated from the hurricanes will positively impact our earnings beginning in the December quarter and should compensate for the lower than anticipated earnings for the quarter throughout the coming fiscal year. We also announced a price increase that went into effect on September 27 and an additional increase for November. These increases should assist us in offsetting the escalating raw material and transportation costs due to the rising price of oil and are consistent with industry trends. We believe that we will be able to realize a larger portion of these increases due to the demand generated in the hurricane affected areas."
    "During the quarter we achieved some key milestones in our core businesses that we believe will support our growth in these areas going forward. We continue to make progress in penetrating the fencing, decking and railing market for our composite lumber products and have also made significant advancements in the transportation industry. Our solution has created substantial interest in this market and continues to perform well in transportation applications. We believe the interest we are receiving in these markets; our increasing penetration into the fencing, decking and railing market; the added capacity supplied by the expansion of our facility along with other initiatives we have planned for this platform throughout the year will properly position us for substantial growth in second half of fiscal 2005. We also achieved a key milestone in our VersaShield product line. StoreHouse Furniture is offering VersaShield at their stores nationwide and featured VersaShield fire barrier on all of the mattresses and bed spring sets in their current nationally distributed catalog. We are pleased with the advancements we are making in our core product platforms and we look forward to other significant achievements in the coming quarters."
    Mr. Karol concluded, "We continue to execute on our growth strategy and believe we have the tools in place to grow our business in the coming fiscal year. The growth initiatives for fiscal 2005 include the added capacity from our new Tuscaloosa and composite lumber facilities, expanding into other high-growth markets in our existing product platforms and the positive impact of the increased shingle demand in the areas affected by the hurricanes. We believe we are well positioned to achieve our goals for fiscal 2005 and beyond."

    Earnings Outlook

    The Company expects earnings from continuing operations for the second quarter of fiscal 2005 to be in the range of $0.44 to $0.46 per diluted share, and to be in the range of $2.00 to $2.05 per diluted share for fiscal 2005.

    Conference Call

    The ElkCorp management team will host a conference call and live audio webcast to discuss the first fiscal quarter financial results beginning at 11:00 a.m. (EDT) on Friday, October 15, 2004. Investors and other interested parties are invited to listen to the live webcast by visiting the investor relations section of the ElkCorp Web site at www.elkcorp.com. A replay of the conference call will be available for 24 hours beginning at 1 p.m. EDT and may be accessed by dialing 1-888-286-8010 and entering passcode 27751878. The webcast replay will be available on the investor relations section of company's Web site.

    Safe Harbor Provisions

    In accordance with the safe harbor provisions of the securities law regarding forward-looking statements, in addition to the historical information contained herein, the above discussion contains forward-looking statements that involve risks and uncertainties. The statements that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements usually are accompanied by words such as "optimistic," "vision," "outlook," "believe," "estimate," "potential," "forecast," "project," "expect," "anticipate," "plan," "predict," "could," "should," "may," "likely," or similar words that convey the uncertainty of future events or outcomes. These statements are based on judgments the company believes are reasonable; however, ElkCorp's actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences could include, but are not limited to, changes in demand, prices, raw material costs, transportation costs, changes in economic conditions of the various markets the company serves, changes in the amount and severity of inclement weather, acts of God, war or terrorism, as well as the other risks detailed herein, and in the company's reports filed with the Securities and Exchange Commission, including but not limited to, its Form 10-K for the fiscal year ending June 30, 2004.

    ElkCorp, through its subsidiaries, manufactures Elk brand premium roofing and building products (over 90% of consolidated revenue) and provides technologically advanced products and services to other industries. Each of ElkCorp's principal operating subsidiaries is a leader within its particular market. Its common stock is listed on the New York Stock Exchange (NYSE:ELK). See www.elkcorp.com for more information.



Condensed Results of Operations
($ in thousands)

                               Three Months Ended  Twelve Months Ended
                                  September 30,       September 30,
                                 2004      2003      2004      2003
                               --------- --------- --------- ---------

Sales                          $163,385  $159,739  $576,622  $529,388
                               --------- --------- --------- ---------

Costs and Expenses:
  Cost of sales                 133,478   126,555   460,739   422,834
  Selling, general &
   administrative:               16,077    15,566    63,763    59,731
  Interest expense, net           2,094     1,383     6,022     5,680
                               --------- --------- --------- ---------

Total Costs and Expenses        151,649   143,504   530,524   488,245
                               --------- --------- --------- ---------

Income from Continuing
 Operations
Before Income Taxes              11,736    16,235    46,098    41,143

Provision for income taxes        4,436     6,155    17,208    15,671
                               --------- --------- --------- ---------

Income from Continuing
 Operations                       7,300    10,080    28,890    25,472

Loss from Discontinued
 Operations, Net
                                   (491)     (943)  (10,712)   (1,231)
                               --------- --------- --------- ---------

Net Income                       $6,809    $9,137   $18,178   $24,241
                               ========= ========= ========= =========

Income (Loss) Per Common Share
 -- Basic
Continuing Operations             $0.37     $0.52     $1.47     $1.30
Discontinued Operations           (0.02)    (0.05)    (0.54)    (0.06)
                               --------- --------- --------- ---------
                                  $0.35     $0.47     $0.93     $1.24
                               ========= ========= ========= =========

Income (Loss) Per Common Share
 -- Diluted
Continuing Operations             $0.37     $0.51     $1.45     $1.29
Discontinued Operations           (0.03)    (0.05)    (0.54)    (0.06)
                               --------- --------- --------- ---------
                                  $0.34     $0.46     $0.91     $1.23
                               ========= ========= ========= =========

Average Common Shares
 Outstanding
  Basic                          19,671    19,545    19,641    19,502
                               ========= ========= ========= =========

  Diluted                        19,915    19,823    19,948    19,657
                               ========= ========= ========= =========



Financial Information by
 Company Segments
($ in thousands)

                               Three Months Ended  Twelve Months Ended
                                  September 30,       September 30,
                                 2004      2003      2004      2003
                               --------- --------- --------- ---------

Sales
  Building Products            $160,564  $157,367  $560,773  $511,053

  Other, Technologies             2,821     2,372    15,849    18,335
                               --------- --------- --------- ---------
                               $163,385  $159,739  $576,622  $529,388
                               ========= ========= ========= =========

Operating Profit (Loss)
  Building Products             $18,017   $21,904   $63,143   $53,307

  Other, Technologies              (509)     (648)    2,601     5,176

  Corporate & Eliminations       (3,678)   (3,638)  (13,624)  (11,660)
                               --------- --------- --------- ---------
                                $13,830   $17,618   $52,120   $46,823
                               ========= ========= ========= =========



Condensed Balance Sheet
($ in thousands)

                                                      September 30,
Assets                                               2004      2003
------                                             --------- ---------

Cash and cash equivalents                              $294   $22,759
Receivables, net                                    117,643   116,529
Inventories                                          64,122    39,256
Deferred income taxes                                 4,169     2,872
Prepaid expenses and other                            8,583     4,439
Discontinued operations                               2,944    18,511
                                                   --------- ---------

  Total Current Assets                              197,755   204,366

Property, plant and equipment, net                  275,334   239,023
Other assets                                          9,314     8,308
                                                   --------- ---------

  Total Assets                                     $482,403  $451,697
                                                   ========= =========



                                                      September 30,
Liabilities and Shareholders' Equity                 2004      2003
------------------------------------               --------- ---------

Accounts payable and accrued liabilities            $58,081   $54,907
Discontinued operations                                 278     1,668
Current maturities on long-term debt                      0         0
                                                   --------- ---------

  Total Current Liabilities                          58,359    56,575

Long-term debt, net                                 154,987   150,492
Deferred income taxes                                47,360    39,392
Shareholders' equity                                221,697   205,238
                                                   --------- ---------

  Total Liabilities and Shareholders' Equity       $482,403  $451,697
                                                   ========= =========



Condensed Statement of Cash Flows
($ in thousands)

                                                   Three Months Ended
                                                      September 30,
                                                     2004      2003
                                                   --------- ---------
Cash Flows From:
Continuing Operating Activities
Income from continuing operations                    $7,300   $10,080
Adjustments to income from continuing operations
  Depreciation and amortization                       5,628     4,266
  Deferred income taxes                               4,939     1,630
  Changes in assets and liabilities:
    Trade receivables                                 3,448     1,723
    Inventories                                      (1,993)   14,265
    Prepaid expenses and other                            4     2,250
    Accounts payable and accrued liabilities         (4,585)      580
                                                   --------- ---------

Net cash from continuing operating activities        14,741    34,794
Net cash from discontinued operations                 1,408       371
                                                   --------- ---------

Net cash from operating activities                   16,149    35,165
                                                   --------- ---------

Investing Activities
  Additions to property, plant and equipment         (9,846)  (17,110)
  Other, net                                           (829)       87
                                                   --------- ---------

Net cash from investing activities                  (10,675)  (17,023)
                                                   --------- ---------

Financing Activities
  Long-term payments on Revolving Credit
  Facility, net                                      (5,300)        0
  Dividends on common stock                            (999)     (980)
  Treasury stock transactions and other, net            846       541
                                                   --------- ---------

Net cash from financing activities                   (5,453)     (439)
                                                   --------- ---------

Net Increase in Cash and Cash Equivalents                21    17,703

Cash and Cash Equivalents at Beginning of Year          273     5,056
                                                   --------- ---------

Cash and Cash Equivalents at End of Period             $294   $22,759
                                                   ========= =========

    CONTACT: ElkCorp, Dallas
             Stephanie Elwood, 972-851-0472